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                                                                 EXHIBIT 10.13

                                    FEE AGREEMENT

         FEE AGREEMENT dated as of December 31, 1996 between COLOR SPOT NURSERIES, INC., a Delaware corporation whose name is to be changed to "CSN, Inc." (the "Company"), and KOHLBERG & CO., L.L.C., a Delaware limited liability company ("KoCo").

         KoCo has previously provided services to the Company in connection with the transactions contemplated by the Recapitalization and Stock Purchase Agreement dated as of December 31, 1996 among the Company, KCSN Acquisition Company, L.P. and the stockholders of the Company (the "Recapitalization Agreement"). The Company desires for KoCo to provide certain ongoing management and advisory services to the Company, and KoCo is willing to provide such services subject to the terms and conditions contained herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1. SERVICES. During the term of this Agreement, KoCo shall provide such advisory and management services to the Company and its subsidiaries as the Board of Directors of the Company shall reasonably request. Such services shall be performed at KoCo's offices.

         Section 2. COMPENSATION. In consideration of the services previously provided and to be provided in accordance with Section 1, the Company shall pay to KoCo (i) an advisory fee of $1.5 million by wire transfer of immediately available funds on January 2, 1997, and (ii) an annual management fee equal to the greater of (x) $300,000 or (y) 3.0% of the Company's earnings before interest, taxes, depreciation and amortization for the year in question (not to exceed $750,000), which fee shall accrue beginning January 1, 1997 and shall be payable quarterly in advance in installments of $62,500 with the balance (if any) payable within ten days of delivery of the Company's audited financial statements for such year.

         Section 3. REIMBURSEMENT. KoCo and its affiliates shall be entitled to reimbursement of all reasonable out-of-pocket expenses (including travel expenses) incurred in connection with the transactions contemplated by the Recapitalization Agreement and in connection with the performance of this Agreement (other than salary expenses and associated overhead charges), which amounts shall be promptly reimbursed by the Company upon request.

         Section 4. NO LIABILITY. (a) None of KoCo, any of its affiliates or any of their respective members, partners, officers, directors, stockholders, agents or employees (each an "Indemnified Party") shall have any liability to the Company for any services provided pursuant to the Recapitalization Agreement or this Agreement, except as may result from such Indemnified Party's gross negligence or willful misconduct.


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         (b)  The Company hereby agrees to indemnify each Indemnified Party against any and all damages, costs, liabilities, losses, judgments, penalties, fines, expenses or other costs, including attorney's fees, arising from any claims by third parties relating to this Agreement.

         Section 5. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

         To the Company:

              Color Spot Nurseries, Inc.
              3478 Buskirk Avenue, Suite 260
              Pleasant Hill, CA 94523
              Attention: Michael F. Vukelich
              Telecopy No.: (510) 935-0799

         To KoCo:

              Kohlberg & Co., LLC
              2400 Sand Hill Road, Suite 100
              Menlo Park, CA 94025
              Attention:  W. Dexter Paine III
              Telecopy No.: (415) 854-5415

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

         Section 6. ADDITIONAL COMPENSATION. KoCo shall be entitled to customary investment banking fees in connection with material future transactions involving the Company or its subsidiaries other than the Company's initial public offering or its proposed acquisition of Lone Star Growers. Neither KoCo nor any affiliate of KoCo shall receive any other compensation without the approval of a majority of the members of the Company's board of directors that are not affiliated with KoCo.

         Section 7. GOVERNING LAW; SUBMISSION TO JURISDICTION. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF CALIFORNIA.


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         Section 8.  TERMINATION.  This Agreement may be terminated by KoCo at any time by written notice to the Company. In addition, this Agreement will terminate automatically as of the earlier of (i) the tenth anniversary of this Agreement and (ii) the end of the fiscal year in which the aggregate percentage interest in the Company's outstanding common stock held by affiliates of KoCo falls below 20%. The provisions of Section 4 shall survive any termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                       COLOR SPOT NURSERIES, INC.


                                       By: /s/ Michael F. Vukelich
                                          ---------------------------------
                                       Name:
                                       Title:


                                       KOHLBERG & CO., L.L.C.


                                       By: /s/ Samuel P. Frieder
                                          ---------------------------------
                                       Name:   Samuel P. Frieder
                                       Title:  Principal



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